UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2015

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 K Street, N.W., 4th Floor, Washington D.C.		20006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (202) 872-7700

No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

(a)    On August 31, 2015, the Federal Agricultural Mortgage Corporation ("Farmer Mac") entered into a Long Term Standby Purchase Commitment ("Commitment") with the National Rural Utilities Cooperative Finance Corporation ("CFC"), which has a "related party" relationship with Farmer Mac as the result of CFC’s ownership of Farmer Mac common stock. The Commitment provides CFC the ability to designate eligible rural utilities loans approved by Farmer Mac for sale to Farmer Mac at a later date at CFC's election, in exchange for a monthly commitment fee payable to Farmer Mac based upon the credit metrics of the particular loan. Under the terms of the Commitment, CFC may sell any of the previously designated loans to Farmer Mac at par after the occurrence of a 90-day payment delinquency or other material non-monetary default, or at an agreed-upon market price at any other time. Also on August 31, 2015, CFC designated 282 eligible rural utilities loans approved by Farmer Mac, with an aggregate outstanding principal balance of $522 million, for inclusion under the Commitment.

CFC is the second-largest owner of Farmer Mac’s Class A voting common stock, and is named as a holder of more than 5% of Farmer Mac’s Class A voting common stock in Farmer Mac’s Proxy Statement dated April 24, 2015 and filed with the SEC on that same date. The Commitment described above was entered into on an arms-length basis in the ordinary course of business, with terms and conditions comparable to those available to other program participants that do not have a related party relationship with Farmer Mac.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By: /s/ Stephen P. Mullery
Name: Stephen P. Mullery
Title: Senior Vice President – General Counsel

Dated: August 31, 2015